Exhibit 16

September 9, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.
20549-7561  USA

Dear Sirs/Madams:

We have read Item 4.01 of Big Sky Productions, Inc.'s Form 8-K dated September 9, 2013, and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

“DAVIDSON & COMPANY LLP”

DAVIDSON & COMPANY LLP
Chartered Accountants